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                                   Exhibit 4.4

                                 AMENDMENT NO. 1
                                       TO
                       SUBORDINATED CONVERTIBLE DEBENTURE


         THIS AMENDMENT NO. 1 is made as of the 31st day of July, 2000, by and between COMTREX SYSTEMS CORPORATION, a Delaware corporation (the "Company"), and NORMAN ROBERTS and SHIRLEY ROBERTS (collectively, the "Holders").


                                   WITNESSETH:


         WHEREAS, the Company has previously executed and delivered to the Holders a certain Subordinated Convertible Debenture dated as of October 2, 1997 in the original principal amount of $300,000.00 (the "Original Debenture"); and

         WHEREAS, prior to the date hereof, the Holders have converted, in accordance with the terms and provisions of Article 3 of the Original Debenture, $20,000.00 of the original outstanding principal balance of the Original Debenture into shares of the Company's Common Stock, par value $0.001 per share, so that the current outstanding principal balance of the Original Debenture is $280,000.00; and

         WHEREAS, the conversion rights of the Holders set forth in the Original Debenture expire on October 1, 2000 and the Holders would like to extend such expiration date until April 1, 2001; and

         WHEREAS, the Company has determined that it would be in the best interests of the Company and its shareholders to amend the Original Debenture and extend the expiration date for the Holders' conversion rights from October 1, 2000 to April 1, 2001, in accordance with the terms and provisions of this Amendment.

         NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, the Holders and the Company do hereby agree as follows:

         1. Except as expressly defined herein, all capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Original Debenture. This Amendment is intended to amend the Original Debenture, and the Original Debenture shall be so amended from and as of the date hereof.

         2. Subparagraph (c) of Article 1 of the Original Debenture is hereby amended and restated to read in its entirety as follows:

         "(c) The principal balance of this Debenture, if any, outstanding on the Expiration Date (as such term is defined hereinafter), shall be paid in twelve (12) equal quarterly installments, on each January 1, April 1, July 1, and October 1 occurring after the Expiration Date, with the first such installment being due and payable on July 1, 2001."

All other provisions of Article 1 of the Original Debenture shall remain in full force and effect.

         3. Article 3 of the Original Debenture is hereby amended so that the expiration date of the Holders' conversion rights is extended from October 1, 2000 until April 1, 2001. All other provisions of Article 3 of the Original Debenture shall remain in full force and effect.

         4. Except as expressly modified by the terms hereof, all terms, provisions and conditions of the Original Debenture are in full force and effect, and are hereby incorporated by reference as if set forth herein.


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         5. This Amendment (a) shall be construed and enforced in accordance with the laws of the State of New Jersey; (b) shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns;
(c) may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument; and (d) may only be amended or modified pursuant to a writing signed by the parties hereto.

         IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed and delivered as of date first above written.


                              COMTREX SYSTEMS CORPORATION



                              By: /s/
                                 -----------------------------------------
                              Jeffrey C. Rice, President


                                 /s/
                              --------------------------------------------
                              NORMAN ROBERTS


                                /s/
                              --------------------------------------------
                              SHIRLEY ROBERTS


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